EXHIBIT 11

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                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                  -------------------------------------------------


                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                                         1998             1997*            1996*
                                                                         ----             ----             ----
                                                                           (In thousands, except per share data)

     Basic earnings per share:
       Net income                                                        $396,156         $293,147         $259,042
       Weighted average shares outstanding                                162,544          162,173          161,858
       Basic earnings per share:                                            $2.44            $1.81            $1.60

     Diluted earnings per share:
       Net income                                                        $396,156         $293,147         $259,042
       Minority interest in income of subsidiary trust, net of tax         16,122              923                0
                                                                         --------         --------         --------
       Net income, assuming conversion of all
         applicable securities                                           $412,278         $294,070         $259,042

       Weighted average shares outstanding                                162,544          162,173          161,858
       Incremental common shares applicable to common stock
         options based on the average market price during the period          632              622              423
       Average common shares issuable assuming conversion of the
         Company-Obligated Mandatorily Redeemable Convertible
         Preferred Securities of a Subsidiary Trust                         9,865              514                0
                                                                         --------         --------         --------
       Weighted average shares outstanding assuming full dilution         173,041          163,309          162,281

       Diluted earnings per share, assuming conversion of all
         applicable securities                                              $2.38            $1.80            $1.60


   * Restated for the May 1998 merger with Calphalon Corporation, which was accounted for as a pooling of interests.

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